Exhibit 99.1

NUZEE, INC. Announced Change of Senior Management and Adding New Business

VISTA, California, August 7, 2024——NUZEE, INC., （”NUZEE” or the “Company”) （NASDAQ：NUZE）a Company that used to focus on specialty coffee and technologies, is expanding its sales and distribution channels in Asia for various types of consumer food and beverage products, fueled with its online sales platform utilizing the natural language search function, one type of artificial intelligence applications. Today, the Company announced that it has changed the senior management and the Board has decided to add a new line of business- selling and distributing maca infused food and beverage products in a number of Asian countries. The recent adjustments of the executive officers and board members, among others, include: i）Ms. Jianshuang Wang appointed as the Chairman of the Board of Directors and the Co-Chief Executive Officer, and ii) Mr. Randy Weaver promoted to the Co-Chief Executive Officer in addition to acting as the Company’s Chief Financial Officer. The new Senior Management is experienced in corporate management and aims to integrate the company’s global resources to accelerate the Company’s sales and distribution and overall business development.

Ms. Jianshuang Wang joined a U.S. listed company (then WeTrade Group Inc., former ticker symbol “WETG,” and now Next Technology Holding Inc. under current ticker symbol “NXTT”) in 2021 and has been serving as the legal representative of its Chinese subsidiary and the director of its Hong Kong subsidiary. During her tenure, she has been responsible for human resources management and supervising the administrative and operational management.

Mr. Randy Weaver has held various senior management positions, such as the Chief Financial Officer at Microcomputer Memories, Inc., Chief Financial Officer at Bimbo Bakeries USA, President and Chief Financial Officer at Natural Alternatives International, Chief Financial Officer of Neptune Wellness Solutions, Inc. and President of Reinvention Unlimited, Inc. Mr. Weaver received an undergraduate degree from California State University- Northridge and a graduate degree from the University of Santa Monica.

Since July 2024, NUZEE has been undergoing its digital marketing, distribution and sales transformation and has extended its sales and distribution network to maca infused food and beverages, committed to reshaping the development of the online marketing, sales and distribution for consumer products.

Since July, 2024, NUZEE has successfully secured the exclusive distribution and sales right for all maca products produced by Jiangsu Kangduoyuan Beverage Co., Ltd., one of the leading maca production bases in Asia, including maca peptide coffee, macanoli fruit beverage, maca wine, maca purified powder, and other full-range products. Through a fully developed digital marketing plan, NUZEE is confident to achieve global sales growth and enable the Company to obtain greater enterprise value. However, there is no guarantee that these efforts will result in the anticipated sales growth or increased enterprise value.

Maca, is a plant of the deciduous family that originated in South America. Oval leaves, rootstock shape like small round radish, edible, maca is a natural food. It is rich in nutrients, high in unit nutrients, and has the function of nourishing and strengthening human bodies, and has the reputation of “South American ginseng.” The main growing areas are the Andes in South America and the Jade Dragon Snow Mountain in Lijiang, Yunnan, China.

Ms. Jianshuang Wang, Co- Chief Executive Officer of NUZEE，commented that, “NUZEE plans to transform to a leading digital marketing, sales and distribution company for consumer products. We have a professional team to help our business partners achieve greater value. In the future, we are planning to work with more business partners to develop business opportunities and create greater value for our business partners and shareholders.”

About NUZEE, INC.

NUZEE, INC. is a digital marketing, sales and distribution company for various consumer products with focuses on food and beverages. Dedicated to reshaping the digital marketing and distribution with artificial intelligence applications, the Company endeavors to create greater commercial value for its business partners and therefore enhance its own enterprise value and shareholders’ value of their stake in the Company. The Company has a professional brand and marketing management system, which can quickly help partnering enterprises achieve the connection, management, and operation of marketing channels domestically and globally.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.nuzee.vip

ir@ccmg.tech